Exhibit 23.1

              REPORT ON FINANCIAL STATEMENT SCHEDULE AND CONSENT OF
                         KPMG LLP, INDEPENDENT AUDITORS

 The Board of Directors and Stockholders
 BroadVision, Inc.:

The audits referred to in our report dated January 26, 1999, except as to the section of Note 1 entitled "Stock Splits," which is as of March 13, 2000, included the related financial statement schedule as of December 31, 1997 and 1998, and for each of the years in the two-year period ended December 31, 1998. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We consent to incorporation by reference in the registration statements (Nos. 333-62619, 333-14057, and 333-31756) on Forms S-8 and S-4 of BroadVision, Inc.
of our reports dated January 26, 1999, except as to the section of Note 1 entitled "Stock Splits," which is as of March 13, 2000, relating to the consolidated balance sheet of BroadVision, Inc. and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1998, and related financial statement schedule, which reports are included herein.

                                                 KPMG LLP

Mountain View, California
March 30, 2000